Exhibit 2

9 December 2004

Manager Companies

Company Announcements Office

Australian Stock Exchange Ltd

Level 4, Stock Exchange Centre

20 Bridge St

Sydney NSW 2000

Dear Sir

Presentation by Rinker Materials management to Analysts — USA 8 December 2004

Please find attached presentations delivered by various members of the management of

Rinker Materials to analysts and fund managers during a tour of the Rinker Material’s operations in Orlando Florida USA on 8 December (overnight Sydney time).

Yours faithfully

Luke Keighery

Manager Investor Services

Rinker Group Limited        ABN 53003433118
Level 8, Tower B, 799 Pacific Highway, Chatswood NSW 2067 PO Box 5697, West Chatswood NSW 1515
Telephone (02) 9412 6600 Facsimile (02) 9412 6666

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Forward-looking statements

This presentation contains a number of forward-looking statements. Such forward-looking statements are not guarantees of future results or performance and involve risks, uncertainties and other factors, including: the general economic and business conditions in the United States and Australia; trends and business conditions in the building and construction industries; the timing and amount of federal, state and local funding for infrastructure; competition from other suppliers in the industries in which Rinker operates; changes in Rinker’s strategies and plans regarding acquisitions, dispositions and business development; Rinker’s ability to efficiently integrate past and future acquisitions; compliance with, and potential changes to, governmental regulations related to the environment, employee safety and welfare and other matters related to Rinker; changes in interest rates, weather and other natural phenomena, energy costs, pension costs; healthcare costs; and other risks and uncertainties identified in our filings with the Australian Stock Exchange and the U.S. Securities and Exchange Commission.

RINKERTM

[LOGO]

Karl Watson, Sr.

Quarries - East

BUSINESS OVERVIEW

Active Facilities:	Florida	Georgia	TN / KY	Total
Hard Rock Quarries	5	2	14	21
Sand Mines	5	3	—	8
Roadbase Mines	2	—	—	2
Aggregate Processing	1	—	1	2
Rail Distribution Terminals	5	1	2	8
Marine Terminals	1	—	—	1
Total	19	6	17	42

Revenue $M*				Over $500M
Sales Volume mt				59
Reserves bnt				2.0
Employees				1,300
Transport Units				445

* excludes $30M concrete revenue in Tennessee

FLORIDA LOCATIONS

[MAP]

GEORGIA LOCATIONS

[MAP]

SOUTH CENTRAL LOCATIONS

[MAP]

MARKET OVERVIEW

	Florida	Georgia	Tennessee	Kentucky
Market Share – served markets	31-40%	11-20%	31-40%	>40%
Market Share rank	1	2	1	1
End Markets:
Residential	35%	27%	25%	34%
Commercial (Non-residential)	31%	33%	25%	28%
Streets & Highways	34%	40%	50%	39%
Total	100%	100%	100%	100%

Major Competitors:	Florida Rock White Rock Titan Vulcan Palm Beach Aggregates Martin Marietta	Martin Marietta Hanson Florida Rock	Vulcan Rogers Group	Rogers Group Hanson Scotty’s

MARKET CONDITIONS - FLORIDA

•     Volumes increasing

•     Demand outstripping supply

•     DOT funding

•     Price increases announced July 04 and January 05

•     New capacity coming on stream, from existing reserves

•     Youngquist, South West Florida

•     White Rock, Miami

MARKET CONDITIONS - GEORGIA

•     Volumes up 13% versus prior period

•     Increasing shipments to Florida markets

•     DOT funding

•     Montgomery Sand Mine sold June 30, 2004

•     Markets remain competitive

•     Anderson Columbia

MARKET CONDITIONS —
SOUTH CENTRAL

•     Volumes in line with prior period

•     Tennessee budgetary constraints are still negatively impacting road building activity. The state took $80M from the dedicated state highway fund in fiscal 03 and reallocated an additional $65M in 04.

•     Concrete markets remain competitive

•      Loven Acquisition took place April 1, 04. Successfully integrated and operating ahead of expectations.

STRATEGIC OVERVIEW - FLORIDA

•     Maintain position as “best cost” producer through combination of operational improvement programs and focus on high pay-back capital projects

•     Maintain market share and price leadership position

•     Increase production capacity:

•     Krome

•     FEC

•     SCL

•     Continue to add to domestic reserve base

•     Develop off-shore production facilities

•     Expand distribution capabilities:

•     Rail Terminals; Ft. Pierce, City Point

•     Import Marine Terminals

STRATEGIC OVERVIEW —
GEORGIA, TENNESSEE, KY

•     Continue to reduce unit cash costs through combination of operational improvement projects and focus on high pay-back capital projects

•     Maintain market share and price leadership position

•     Grow businesses via:

•      bolt-on acquisitions

•     potential Greenfield locations

•     Florida back-up

IN CONCLUSION:

•     Best strategic position in Florida

•     Distribution

•     Reserves

•     Geographic spread

•     Stable businesses in Georgia, Tennessee, Kentucky

•     Bolt-on & Greenfield opportunities for growth

•     Good people

[LOGO]

Karl Watson, Sr.

Cement

BUSINESS OVERVIEW

		Sales Volumes
	2 Cement Mills	2.0m tons
	2 Import Terminals	1.9m tons
	Domestic Trading	0.3m tons
	Total	4.2M tons

	Revenue	Over $300M

	Employees	270

Transport units	— tankers	160
	— flatbed trailers	260

CEMENT

[MAP]

MARKET CONDITIONS

Market Share — Florida	35% -40%
Market Share Rank	No. 1

End Markets:
Residential	64%
Commercial (Non-residential)	30%
Non-building	6%
Total	100%

Competitors:
Florida Rock	Schwab
Cemex	Suwanee American
Lehigh	Holcim
Titan

MARKET CONDITIONS

•     Volumes still strong

•     Improvement in concrete/block volumes

•     Allocation

•     New capacity on-line; Suwanee American Titan Cement, Miami

•     Further capacity on-stream next year; Titan Cement, Tampa terminal

•     Pricing strong; price increases announced July 04 and January 05

•     Import costs (material & freight) increasing significantly

STRATEGIC OVERVIEW

•     Brooksville plant — maintain low cost position

•     Accelerate operating cost improvements Miami Mill — new management in place

•     Price leadership

•     Maintain market share

•     Leverage our ability to import cement from multiple suppliers and locations

IN CONCLUSION:

•     Very strong business

•     Good assets

•     Low cost distribution

•     Good people

•     Strategy to absorb excess capacity

•     Positive outlook

•     Pricing

•     FL construction activity

[LOGO]

Will Glusac

Florida Materials

Florida Materials

Generates revenues of approximately $800 million and employs 2,800 people

Product Line	Plants	Volume
Ready Mix Concrete	77	7.8 M Cu Yds
Concrete Block	22	145.0 M units

The business is organized by marketing areas…

[MAP]

Rinker entered the Florida Panhandle market through
an acquisition of 7 plants in May

[MAP]

Residential Construction makes up the
largest market segment

[CHART]

Florida Market Position

Rinker holds the #1 position in Concrete & Block

Market Share

• Concrete	29 -32%
• Block	40 -45%

Most major concrete & block competitors
are vertically integrated:

•     Vertically integrated

•     Florida Rock

•     Cemex/RMC

•     Titan

•     Heidelberger

•     Non- vertically integrated

•     Smaller independents, generally focused in one geographical area

All product lines have benefited from…

•     Good Market Conditions

•     Strong residential market driven by historically low interest rates

•     Florida is one of the fastest growing states in the US

•     Concrete products are the preferred building material for residential and most nonresidential construction

Florida Materials has a straightforward
strategy:

•     Manage the business according to principles of the “High Performance Organization”

•     Maintain or slightly increase market share through bolt-on acquisition and capacity/productivity increases

•     Demonstrate price leadership

•     Deliver OIP Savings in transport, labor, maintenance, and overheads

•     Endeavor to maximize integrated system profits (cement, aggregate, concrete, block, and transport)

Rinker has a strong reputation in the
commercial and large project market

•     Rinker trucks at the 6,000 cy yd mat pour for the Oceans Grande Condominium in Daytona Beach. This pour required 108 trucks.

Growth has been by acquisition and

capacity/productivity increases

•     Bolt on acquisitions

•     Callaway Concrete in January 2003

•     RMC Panhandle operations in May 2004

•     Capacity enhancements

•     Mixer fleet expansion

•     Greenfield Additions

•     Block plants in Ft. Pierce, Davenport and Jacksonville Construction underway at Bushnell

•     Concrete plants in Davenport and Fort Pierce. Construction underway in Vero Beach, southern Orlando and Fort Myers.

•     Several others in the planning stage

•     Block capacity has been increased by more than 23 million units and will increase by an additional 13 million in 2005

•     Five new block lines are modeled after the existing Davenport plant — which performed extremely well in the first year of operation.

Our core values help to personalize and promote the
principles of the high performance organization…

•     Safety

Nothing comes before the safety of our employees and the public.
Safety is our moral obligation…

•     Employee Satisfaction

Employees give value to our customers and business when their hearts and minds are fully engaged in their work

•     Customer Satisfaction

Once we are assured of the safety and well being of our employees, nothing stands in the way of us delivering on our commitments to our customers

•     Operational Excellence

We operate as efficiently and productively as possible in order to create value for our employees, customers and owners

[LOGO]

Karl Watson

Gypsum Supply

Gypsum Supply

Generates revenues of around $200 million and employs 500 people

Product Line	Plants	Volume
Wallboard	30	512.0 MSF
Steel Framing — Joint Venture w/ISG	1	59.5 M lbs

The business is organized by marketing areas…

[MAP]

Residential Construction makes up the

largest market segment

[CHART]

Florida Gypsum Market Position

Rinker Gypsum Supply currently holds the #1 / #2 position

Market Share

1. L & W	22% - 26%
2. Rinker	21% - 25%
3. Mass Merchants	12% - 16%
4. Kobrin	8% - 12%

All product lines have benefited from…

•     Good Market Conditions

•     Strong residential market driven by historically low interest rates

•     Florida is one of the fastest growing states in the US

•     Various price increases on wallboard and steel products

•     Supply advantage on steel framing due to Steel Con — joint venture with ISG

Gypsum Supply strategy:

•     Accelerate future sales growth/market share through acquisitions and Greenfield opportunities

•     Grow high margin revenue and products

•     Focus on price leadership in every market

•     Continued effort to create OIP Savings in transport, labor, maintenance, and overheads

•     Develop culture so that employees feel empowered to make change and encouraged to cooperate with others to maximize integrated system profits (cement, aggregate, steel framing, and transport)

Growth has been by Greenfield additions and

capacity/productivity increases

•     Capacity enhancements

•     Wallboard fleet expansion

•     Greenfield Additions

•     Wallboard distribution plants in Palm Coast, Mobile, Brooksville, and Port Charlotte

•     Additional plans underway in Vero Beach, Davenport, and Sebring

•     Several others in the planning stage

We have increased the size of our delivery fleet in order to improve service and keep up with our growing market

[PHOTO]

We have added 30 new trucks in the past year, bringing our fleet to more than 220 delivery vehicles. We have also accelerated spending to replace older trucks — will lower R&M costs and increase productivity